Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1MEF of our report dated September 29, 2021, relating the financial statements of Newcourt Acquisition Corp as of March 11, 2021, and for the period from February 25, 2021 (inception) through March 11, 2021, included in the Registration Statement on Form S-1 (File No. 333-254328) of Newcourt Acquisition Corp. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement on Form S-1 (File No. 333-254328).

/s/ Citrin Cooperman & Company, LLP

New York, New York

October 19, 2021